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                                                                     Exhibit 5.1

                        STEWART MCKELVEY STIRLING SCALES
                  Barristers, Solicitors, and Trademark Agents

Suite 1000                  Correspondence:              Telephone: 506.632.1970
Brunswick House             P.O. Box 7289                Fax: 506.652.1989
44 Chipman Hill             Postal Station A             saint-john@smss.com
Saint John, NB              Saint John, NB               www.smss.com
Canada E2L 2A9              Canada E2L 486

August 17, 2004

GSI LUMONICS INC.
39 Manning Road
Billerica, Massachusetts
USA 01821

Ladies and Gentlemen:

We have acted as New Brunswick counsel for GSI Lumonics Inc., a New Brunswick corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about August 18, 2004 (the "Registration Statement").

The Registration Statement covers the registration of up to an additional 2,000,000 shares of common stock of the Company (the "Shares"), which are to be issued by the Company pursuant to, or upon exercise of stock options granted pursuant to, the Company's Amended and Restated 1995 Equity Incentive Plan for Employees and Directors (the "Plan").

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder and, in particular, a resolution of the board of directors of the Company dated April 27, 2004. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We further assume that all Shares issued pursuant to the Plan or upon exercise of options granted or to be granted pursuant to the Plan will be issued and paid for in accordance with the terms of the Plan.

This opinion is limited solely to New Brunswick law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plan or upon the exercise of options duly granted pursuant to the Plan and against the payment of the purchase price or exercise price therefor as provided in the Plan
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and the instrument evidencing the relevant grant, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 by the Company to effect registration of the Shares issued and sold pursuant to the Plan under the Securities Act of 1933, as amended.

Yours very truly,
\s\ STEWART MCKELVEY STIRLING SCALES